Exhibit 14.1

STARZ ENTERTAINMENT CORP.
CODE OF BUSINESS CONDUCT AND ETHICS

OVERVIEW & PURPOSE

Starz Entertainment Corp., including all divisions and subsidiaries (collectively, the “Company,” “we” or “Starz”), operates with honesty and integrity and in strict compliance with all applicable laws, and is committed to the highest standards of ethical conduct in all aspects of its business operations. In furtherance of this commitment, the Company expects all Starz Personnel (defined as the Company’s officers, directors and employees) to comply with this Code of Business Conduct and Ethics (the “Code”), which is fundamental to the reputation, functioning and success of the Company, as well as all applicable laws, rules and regulations. The Code is intended to guide you to operate with the highest level of integrity in all business activities and to create an empowering work environment that fosters respect for each other and our consumers and business partners.

WHO DOES THE CODE APPLY TO?

The Code applies to Starz Personnel, and where applicable, certain third parties (e.g., independent contractors, consultants, agents, etc.). The Code governs conduct with other Starz Personnel, customers, competitors, and the Company’s various business partners (including suppliers, vendors, production companies and contractors).

The Code is a statement of certain fundamental principles, policies and guidelines that govern Starz Personnel in the conduct of Company business. It is not intended to, and does not, create any rights in any Starz Personnel or consultant/independent contractor, customer, supplier, competitor, shareholder, or any other person or entity (collectively, “Third Parties,” and as to each, a “Third Party”). The Code does not form part of any contract of employment or contractual relationship.

The Code is intended to guide ethical behavior. Starz Personnel have the responsibility to:
•Act with honesty and integrity along with promoting ethical and honest behavior in the workplace;
•Safeguard confidential information of the Company and of parties with whom the Company does business in accordance with the Company’s policies including its Disclosure Policy;
•Support adherence to this Code and accountability for adherence;
•Support respect and dignity in the workplace;
•Encourage and reward professional integrity in all aspects of our organization and eliminate barriers to responsible behavior, such as coercion, fear of reprisal or alienation from the Company;
•Support full, fair, accurate, timely and understandable disclosure;
•Complete required training and other Company initiatives in a timely manner;
•Be familiar with and comply with applicable laws, rules, and regulations, accounting standards and Company policies (including the Code);
•Promptly report actual or suspected violations of the Code, internal policies or the law; and

•Support a culture where such reporting can take place without fear of retaliation or reprisal from the Company and cooperate fully in any audit, inquiry, review or investigation by the Company.

SPEAKING UP: REPORTING CONCERNS

The Company is committed to maintaining a culture that promotes prevention, detection and resolution of conduct that does not conform to our ethical standards, policies or to applicable laws or regulations. All Starz Personnel have a responsibility to report any instances of such conduct to one of the following:
▪their immediate supervisor;
▪the Office of the General Counsel (ethics@Starz.com); or,
▪a member of the Nominating and Corporate Governance Committee;
▪a member of the Audit & Risk Committee if it relates to the Company’s accounting, internal accounting controls or auditing matters; or
▪the Company’s third-party compliance administrator via toll free number (available 24 hours day and 7 days a week) or online:
•US and Canada: 1-866-921-6714
•All Other Locations: please submit your report online at https://www.integritycounts.ca/org/starz.

The Company’s compliance website and toll-free phone number are managed by a third-party and allow for reports to be made in an anonymous and confidential manner. The third-party administrator will document all reports, which will be forwarded to the Office of the General Counsel, and where applicable, the Nominating and Corporate Governance Committee or Nominating and Corporate Governance Committee representative and others as the Office of the General Counsel considers necessary. If your report involves accounting, finance, or auditing, the law may require that necessary information be shared with the Audit & Risk Committee. Reports will not be forwarded to anyone named as being involved in the violation of the Code, and may be referred to another department, such as Human Resources, if deemed required or appropriate.

All supervisors and managers who become aware of a concern about a Code violation are required to promptly report such information to the Office of the General Counsel. Reports from employees outside the U.S. may be subject to the laws of the country in which the employee works. The Company will handle all reports, including anonymous reports, in accordance with local privacy regulations and other applicable laws.

The Company will protect individuals’ confidentiality to the extent practicable, consistent with the law and the Company’s need to investigate.

INVESTIGATION & DISCIPLINARY ACTION

After receiving a report of an alleged violation of the Code, the Office of the General Counsel will promptly take all appropriate actions necessary to investigate. All Starz Personnel are expected to cooperate in any internal or external investigations, audits or other inquiries that are conducted by or on behalf of the Company.

The Company will ensure prompt action in connection with violations of this Code. If, after investigating a report of an alleged violation of the Code, it is determined that a material violation of the Code has occurred, the matter will be reported to the Office of the General Counsel. If the violation arises out of the Office of the General Counsel, the matter will be reported to the Board and either the Audit & Risk Committee or a third-party consultant such as an attorney will investigate the alleged violation. Upon receipt of a determination that there has been a violation of this Code, the Office of the General Counsel and/or the Board, as applicable, will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, issuance of a written warning, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental and regulatory authorities.

PROTECTION AGAINST RETALIATION

The Company strictly prohibits retaliation against an individual who reports in good faith a suspected or actual violation of law, internal policies or the Code; assists in such a report, or files, testifies, assists or participates in any investigation, proceeding or hearing conducted by Human Resources, a governmental agency*, or a court of law.

Employees should report any suspected retaliation in the same manner above for reporting concerns.

Anyone, regardless of position or title, whom the Company determines has engaged in retaliation will be subject to discipline, up to and including termination.

*Governmental agency (“Government Agency”) includes the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, the U.S. Securities and Exchange Commission, or any other self-regulatory authority or federal, state or local agency.

WHISTLEBLOWER NOTICE

The Company in no way limits or interferes, or intends to limit or interfere, with an employee’s right to communicate in good faith with any Government Agency without notice to or authorization of the Company:
•To report a potential violation of law;
•To participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information; or
•To file a report or complaint with a Government Agency.

PROTECTING COMPANY ASSETS & CONFIDENTIAL INFORMATION

Complying with the law, both in letter and in spirit, is the foundation upon which this Company’s ethical standards are built. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. The use of Company funds, services or assets for any unlawful or improper purpose is prohibited. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only.

INSIDER TRADING

As further described in the Company’s Insider Trading Policy, the Company prohibits, and the laws, rules and regulations of the United States and many other countries may prohibit, among others, the Company or any of its directors, officers or employees from purchasing, selling or otherwise trading any securities of the Company, including common stock, any other common equity securities or any preferred equity, convertible or debt securities (“Company Securities”), while in possession of “material, non-public information” (as defined in the Insider Trading Policy). Please refer to the Company’s Insider Trading Policy and Disclosure Policy for more information.

DATA PROTECTION AND INTELLECTUAL PROPERTY RIGHTS

Starz Personnel and Third Parties should comply with laws and other legal requirements governing data rights to and protection of patents, copyrights, trademarks, trade secrets and other forms of intellectual property owned by the Company and third parties. Software and intellectual property should only be used in accordance with applicable licenses or other rights of use. Please see the Company’s Computer and Communication Systems Use and Security Policy for more information.

SOCIAL MEDIA & SPEAKING FOR THE COMPANY

Employees should be mindful that their social media activity, even if done off premises and while off-duty, could affect the Company’s legitimate business interests. The Company relies on the common sense and good judgment of its employees to engage in social media activity responsibly. Personal use of social media at work may seem harmless, but please be aware that you can be held responsible for any associated consequences if your personal posts violate Company policy. Be careful about using the Company’s or any Third Party’s intellectual property. You should be transparent about the fact that you are a Company employee and include a disclaimer clarifying that your views are your own and do not represent the Company’s perspective.
Only authorized persons may speak to the media on the Company’s behalf. To ensure the Company communicates with the media in a consistent, timely and accurate manner about matters related to the Company, you should direct all media inquiries for comment on the Company’s behalf to the Communications Department.
For more information, refer to the Company’s Disclosure Policy.
MISUSE OF COMPANY ASSETS

Everyone has a shared responsibility to prevent loss, damage, theft, unauthorized, or improper use or waste of Company assets. Company assets may not be used to engage in fraud, embezzlement, theft, misappropriation, money laundering, tax evasion or any other action that violates applicable laws and regulations. Such activities damage our reputation and expose the Company and individuals involved to liability and penalties. Additionally, only use facilities, materials and equipment for authorized purposes related to your job and be sure to report any suspicious financial transactions and activities to the Legal Department.
To ensure the protection and proper use of the Company’s assets, Starz Personnel should:

•Exercise reasonable care to prevent theft, damage or misuse of Company resources
•Report the actual or suspected theft, damage or misuse of Company resources to a supervisor immediately

CONDUCTING BUSINESS IN A FAIR AND LAWFUL MANNER

The Company requires honesty, integrity and fairness in all aspects of its business operations, as well as adherence to all applicable laws and regulations by Starz Personnel. It is important to avoid situations where there is, or there could be a perception that there is, an undisclosed conflict between your personal interests and the Company’s interests, whether in the form of personal favors, gifts/entertainment, financial gains, or potentially breaching the law.

GIFTS & ENTERTAINMENT

We value business partners who provide the best products or services at the best value. You should never choose a business partner (e.g., supplier, vendor, production company) because of any personal benefits you will or might receive. Therefore, in all dealings with all business partners who currently have business with or seek to have business with Starz, you should never request or accept, directly or indirectly, any form of gift that may improperly influence, or appear to influence, either party’s business decisions. Please refer to the Company’s Gifts & Entertainment Policy and Anti-Bribery and Corruption Policy for more information.

CONFLICTS OF INTEREST

A “conflict of interest” occurs when your private interests interfere, or even appear to interfere, with the interests of the Company. A conflict situation can arise if you take action or have interests that may make it difficult to perform your work for the Company objectively and effectively. Conflicts of interest may also arise if you or members of your family receive improper personal benefits as a result of your position in the Company. Please refer to the Company’s Conflicts of Interest Policy for more information. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with Human Resources and/or the Office of the General Counsel.
POLITICAL ACTIVITY

Political contributions or payments to governmental officials are highly regulated and restricted by law. You may not make any payment on behalf of the Company directly or indirectly to influence or obtain favorable action by a government agency, anyone in public office or any candidate for public office. We do not intend to curtail your freedom to support political candidates and causes within legal limits, however, care should be exercised so that no action by you is perceived as an attempt to influence government decisions in matters affecting the Company. Please refer to the Company’s Anti-Bribery & Corruption Policy for more information.

MONEY LAUNDERING AND FINANCIAL CRIMES
Starz complies with all applicable laws designed to prevent and detect money laundering, criminal financing and tax evasion. Money laundering is a form of financial crime that involves hiding the illegal source of funds to make them appear legitimate. Starz is committed to conducting its business with reputable business partners and receiving funds from legitimate sources. Starz personnel should reach out to the Office of the General Counsel if they identify any potentially suspicious activity or have any questions about whether financial activity is legitimate.

SANCTIONS & EXPORT CONTROLS

We are committed to complying with all sanctions applicable to our business activities and transactions, as well as applicable anti-boycott laws and laws by applicable sanctions authorities and/or export controls authorities. If you engage in international business activities or transactions, export or import assets, or oversee others who engage in these activities on the Company’s behalf, confirm you know and comply with all applicable requirements. Please refer to the Company’s Sanctions & Export Controls Policy for more information. You may also contact the Office of the General Counsel for further guidance.

FAIR COMPETITION & ANTITRUST

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.

Antitrust laws are designed to protect the competitive process and impose severe penalties for certain types of violations, including criminal penalties. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

●agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

●agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and
●the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as our strategies, business plans, budgets, forecasts, financial and operating information, pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Office of the General Counsel whenever you have a question relating to these laws.

Fair Dealing. Every Starz Personnel should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No one may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

FINANCIAL INTEGRITY: PUBLIC RECORDS & DISCLOSURE

We are a publicly owned company. As such, we rely on the public securities markets for capital to fund our activities. Public investors rely upon the quality and integrity of our financial reports and press releases. Accordingly, it is imperative that the Company maintain accurate books and records and report its financial results and condition accurately. You are expected to make every effort to support the accurate maintenance and proper reporting of the Company’s financial and non-financial information. .

Books and Records. Starz Personnel are required to create and maintain accurate records that reflect the true nature of the transactions and activities they record. All assets, liabilities, expenses and transactions need to be recorded in the Company’s regular books of account in a manner consistent with the Company’s internal controls and accounting policies. Undisclosed or unrecorded funds or assets of the Company may not be established or maintained for any purpose.

If you suspect or learn that records are false, misleading or contain errors, you should promptly notify appropriate management personnel or follow the reporting channels listed in Speaking Up: Reporting Concerns. The Company does not tolerate falsification or improper alteration of records. It is never appropriate to direct someone else to prepare or approve a false or misleading record or take any action that leads to the creation of false or misleading records.

Record Retention and Destruction. Records should always be retained or destroyed according to the Company’s record retention policies. In the event of litigation or governmental investigation, please consult the Office of the General Counsel.

Financial Statements. Knowingly misrepresenting facts in the preparation of financial statements, financial data or other Company records is strictly prohibited by Company policy and the law. In that regard, you may not:

•make, or permit or direct another person to make, materially false or misleading entries in the financial statements or records of the Company;

•fail to correct any financial statements or records of the Company that are materially false or misleading when you have the authority to make such corrections; or

•sign, or permit or direct another to sign, a document that contains materially false or misleading information or that omits material information necessary to prevent the document, in light of the circumstances at the time, from being misleading.

Periodic Reports and Other Disclosure Documents. We are committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports we file with the SEC and CSA (“Periodic Reports”), other disclosure documents we file with or submit to the SEC and CSA, or provide to Company investors or prospective investors (“Disclosure Documents”), in compliance with applicable securities laws and SEC rules. If you participate in the preparation, review, filing or distribution of the Company’s Periodic Reports or Disclosure Documents, or the collection and submission of related data, you should:

•be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting the extent relevant to your area of responsibility;

•take all necessary steps within the scope of your duties to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure;

•promptly notify appropriate management personnel of all undisclosed material information relating to the Company, particularly during periods in which any such report or document is being prepared;

•carefully review the financial statements and other financial information (including, as applicable, footnote disclosure, selected financial data, and management’s discussion and analysis of financial condition and results of operation) contained in drafts of any Periodic Reports or Disclosure Document submitted to you for review;

•if you believe the financial statements and/or other financial information included in such report or document do not fairly and accurately present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented, you should promptly notify appropriate management personnel or follow the reporting channels under Speaking Up: Reporting Concerns of any issues, concerns or significant deficiencies in the financial and non-financial disclosure contained in any draft Periodic Report or Disclosure Document;

•promptly notify appropriate management personnel or follow the reporting channels under Speaking Up: Reporting Concerns if you become aware of (a) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and information, and (b) any fraud, whether or not material, that involves management or other Company employees or Third Parties who have a significant role in the Company’s financial reporting or internal control over financial reporting.

Dealing with External Auditors and Internal Audit Staff. Starz Personnel who communicate with our external auditors and internal audit staff are expected to adhere to the guidelines set forth below:

•you should be candid and forthright in all dealings with the Company’s external auditors or internal audit staff, and you may not knowingly misrepresent facts or knowingly fail to disclose material facts;

•you may not take, or direct any other person to take, any action to coerce, manipulate, mislead or fraudulently influence any auditor engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading;

•you may not make, or cause to be made, a materially false or misleading statement to an accountant or auditor in connection with (a) any audit, review or examination of the Company’s financial statements or (b) preparation or filing of any document or report required to be filed with the SEC or a Canadian securities regulatory authority;

•you may not omit to state, or cause another person to omit to state, any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading to an accountant in connection with (a) any audit, review or examination of the Company’s financial statements or (b) preparation or filing of any document or report required to be filed with the SEC or a Canadian securities regulatory authority.

Anyone who has a concern about the Company’s accounting, internal accounting controls or auditing matters may also report that concern directly to the Audit & Risk Committee, which is composed entirely of directors who are independent of Company management. You may also report any concern directly to the Audit & Risk Committee (anonymously if you wish) via the channels noted in the Speaking Up: Reporting Concerns section.

COMMITMENT TO INCLUSION AND SAFE WORKPLACE

We are committed to making our Company a place of inclusion by upholding our high standards and being aware of your own actions and how they might affect others. It is enormously important to us that everyone at Starz is treated equally, respectfully, and feels safe in their workplace. The Company’s policy is to make all employment-related decisions based on individual merit and business needs, regardless of race, color, sex, sexual orientation, gender, gender identity, gender expression, ethnicity, national origin, religion, creed, age, marital status, physical or mental disability, veteran status, citizenship status or any other personal characteristic protected by applicable law. We are focused on creating an environment that supports all our workforce by emphasizing innovation, collaboration and connecting with our employees, audiences and business partners.
Equal Employment Opportunity. The Company is an equal opportunity employer and committed to attracting, developing and retaining a highly qualified, inclusive and dedicated workforce. Our commitment to equal opportunity employment applies to all persons involved in our operations and prohibits unlawful discrimination by any employee, including supervisors and coworkers. In accordance with applicable law, we prohibit discrimination and harassment against any applicant for employment, employees, contractors, interns and volunteers based on any legally-recognized basis, or any other status protected by applicable federal, state or local law.

Sexual and Other Unlawful Harassment. The Company is committed to providing a work environment that is free of harassment. As a result, the Company maintains a strict policy prohibiting sexual harassment and harassment against and/or harassment of employees, applicants for employment, contractors, interns or volunteers based on any legally-recognized basis, or any other status protected by federal, state or local law. All such harassment is prohibited.

Please refer to the Company’s Policy Against Harassment, Discrimination and Retaliation for more information and examples of harassment, discrimination and retaliation.

ENVIRONMENT, HEALTH AND SAFETY

It is our standard to conduct our business in an environmentally responsible and lawful way. We are committed to minimizing the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies. We also promote and provide a safe, secure and healthy workplace. Starz operates in compliance with all applicable health, security and safety laws and regulations, company standards and best practices. Safety is of the utmost importance.

MODERN SLAVERY & HUMAN RIGHTS

Starz complies with all applicable laws that promote and protect human rights and prohibit slavery and human trafficking. We are committed to ensuring that modern slavery has no place within our operations or supply chains. These expectations apply to our business partners, including licensees, vendors engaged in the creation of Starz branded products, production facilities, and anyone who provides services or personnel to the Company.

GUIDANCE ABOUT THE CODE
Please direct any questions about this Code – including queries about its interpretation or application – to your supervisor, your department head, your Human Resources representative, or the Office of the General Counsel. Members of the Board of Directors should contact the Office of the General Counsel.
WAIVER

Any request for a waiver of any violation of the Code by Starz Personnel should be in writing and addressed to the Office of the General Counsel, as well as the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”). The Nominating and Corporate Governance Committee will have the sole and absolute discretionary authority to approve any such waiver. Any waiver (other than any Company authorizations or agreements provided for in the Code) and the grounds for such waiver for a director or executive officer will be disclosed in accordance with the Nasdaq Stock Market rules, SEC rules and regulations and Canadian securities laws, rules, policies and instruments, as applicable.

NOTES

This Code supersedes all prior versions of the Starz Code of Business Conduct & Ethics. In some cases, Starz may have more detailed policies about certain subjects included in this Code. In that case, the more detailed policies also may apply and, if more recent, may take precedence. The Starz General Counsel will determine which document takes precedence in the event of an actual or perceived conflict.

Acknowledgment Form

I have received and read the Code of Business Conduct and Ethics (the “Code”) of Starz Entertainment Corp. (the “Company”) and understand its contents. I agree to comply fully with the Code and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code that I become aware to the persons contemplated in the Code. I acknowledge that the Code does not, in any way, constitute an employment contract or an assurance of employment, engagement or assignment, as applicable.

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